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                                **PRESS RELEASE**
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Contact:
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Tony D. Whitaker/Don D. Jennings
Kentucky First Federal Bancorp
(606) 436-3860

           KENTUCKY FIRST FEDERAL BANCORP CONSUMMATES MINORITY STOCK OFFERING AND ACQUISITION OF FRANKFORT FIRST BANCORP, INC.

         Hazard, Kentucky, March 2, 2005 - Kentucky First Federal Bancorp ("Kentucky First") announced today it has consummated its minority stock offering, the related mutual holding company reorganization of First Federal Savings and Loan Association of Hazard ("First Federal of Hazard") and the acquisition of Frankfort First Bancorp, Inc. ("Frankfort First") (NASDAQ: FKKY), the holding company for First Federal Savings Bank of Frankfort ("First Federal of Frankfort"). Shares of Frankfort First ceased trading as of the close of business today. Kentucky First is expected to commence trading on March 3, 2005, on The Nasdaq National Market under the symbol "KFFB."

         Kentucky First sold 2,127,572 shares of common stock at $10.00 per share in a subscription offering, which ended on February 14, 2005, to depositors of First Federal of Hazard as of June 30, 2003 and First Federal of Hazard's employee stock ownership plan in accordance with subscription rights granted under First Federal of Hazard's plan of stock issuance.

         In the merger, shareholders of Frankfort First will receive approximately 1,740,740 shares of Kentucky First's common stock and approximately $13.7 million in cash (including payments to holders of Frankfort First stock options). Shareholders who elected to receive stock in the merger will receive 1.95148 shares of Kentucky First's common stock and $3.9852 in cash for each of their Frankfort First shares. No fractional shares of Kentucky First common stock will be issued. Persons otherwise entitled to receive a fractional share of Kentucky First common stock will receive cash in an amount equal to $10.00 multiplied by such fraction. Shareholders who made a cash election for their Frankfort First shares, indicated "No Election" or did not timely submit a completed election form, will receive cash of $23.50 per Frankfort First share.

         Upon closing of the mutual holding company reorganization, First Federal of Hazard converted from a mutual savings and loan association to a capital stock savings bank, with the concurrent formation of Kentucky First as the stock, mid-tier holding company of First Federal of Hazard and the formation of First Federal MHC (the "MHC") as a mutual holding company. The purchasers of stock in the subscription offering and former Frankfort First shareholders who received Kentucky First's common stock in the merger will own 45% of Kentucky First's outstanding shares of common stock and the MHC will own 55% of Kentucky First's outstanding shares of common stock. Under a formula contained in the merger agreement, former Frankfort First shareholders received 45% of the shares issued to persons other than the MHC.


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         First Federal of Frankfort and First Federal of Hazard will remain separate banks following the merger, though each will be a wholly owned subsidiary of Kentucky First. The management teams of both subsidiary banks will remain the same after the transaction and no staff reductions at either bank are anticipated. Kentucky First's board of directors will include four of the former members of First Federal of Hazard's board of directors, two former members of Frankfort First's board of directors and Frankfort First's President, Don Jennings. R. Clay Hulette, C.P.A., Chief Financial Officer of Frankfort First, will serve as the Chief Financial Officer of Kentucky First and Roy Pulliam, Secretary of First Federal of Hazard, will serve as Secretary of Kentucky First.

         Tony Whitaker, Chairman and Chief Executive Officer of Kentucky First, said, "We are pleased by the outstanding support shown by our depositors and that the shareholders of Frankfort First have voted their support for our partnership. We look forward, under our new structure, to bring together the financial and human resources of the two banks for the benefit our shareholders, our customers, our employees and our communities."

         Don Jennings, President of Frankfort First and President and Chief Operating Officer of Kentucky First, added, "While this is a new company, we believe that we will be able to build upon the successful legacies our two institutions have forged over many years. We look forward to continuing to serve Frankfort First's former shareholders as well as the new shareholders from Hazard."

         Capital Resources, Inc. served as financial advisor and marketing agent with regard to the stock offering and Capital Resources Group, Inc. served as financial advisor with regard to the merger. Muldoon Murphy & Aguggia LLP served as counsel to First Federal of Hazard and Kentucky First.

         At December 31, 2004, First Federal of Hazard had total assets of $139.0 million, deposits of $97.4 million and total capital of $32.0 million. At December 31, 2004, Frankfort First had total assets of $132.3 million, deposits of $72.0 million and total capital of $17.2 million. Based on this information, Kentucky First on a consolidated basis will operate from four banking offices and will represent the second largest thrift holding company in the Commonwealth of Kentucky.

         This news release contains certain forward-looking statements about the mutual holding company reorganization, the stock issuance by Kentucky First and the acquisition of Frankfort First by Kentucky First, including the anticipated trading date of Kentucky First's common stock.


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         Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering and the merger, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Kentucky First and changes in the securities markets.